Exhibit 4.1

NUMBER UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [●]

KIMBELL TIGER ACQUISITION CORPORATION

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND
ONE-HALF OF ONE REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT	is the owner of	Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of Kimbell Tiger Acquisition Corporation, a Delaware corporation (the “Company”), and one-half of one redeemable warrant to purchase one share of Class A common stock (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one (1) share (subject to adjustment) of Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Class A common stock and warrants constituting the Units will begin separate trading on the 52nd day following the date of the prospectus relating to the Company’s initial public offering (or, if such date is not a business day, the following business day), unless UBS Securities LLC informs us of its decision to allow earlier separate trading, subject to the Company’s filing with the Securities and Exchange Commission of a Current Report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering and issuing a press release announcing when separate trading will begin. The terms of the Warrants are governed by a Warrant Agreement, dated as of [●], 2022 between the Company, Kimbell Tiger Operating Company, LLC and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

By:	Zachary M. Lunn
Title:	Chief Executive Officer

Kimbell Tiger Acquisition Corporation

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT	-	_________ Custodian__________

TEN ENT	-	as tenants by the entireties			(Cust) (Minor)

JT TEN	-	as joint tenants with right of survivorship and not as tenants in common			under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used though not in the above list.

For value received,               hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated: _______________________

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE))

In each case, as more fully described in the Company’s final prospectus dated [●], 2022, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the outstanding shares of Common Stock of the Company are redeemed and the Company liquidates because it does not consummate an initial business combination within the period of time set forth in the restated certificate, (ii) the shares of Common Stock sold in its initial public offering are redeemed in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Common Stock if it does not consummate an initial business combination within the period of time set forth in the restated certificate or (B) with respect to any other provision relating to the rights of holders of the Common Stock or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.